Exhibit 99.1

ChemoCentryx Announces Appointment of Jennifer L. Herron to Board as Independent Director

— Ms. Herron brings more than 25 years of therapeutics commercial experience and brand management to ChemoCentryx Board —

SAN CARLOS, Calif., July 5, 2022 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced that Jennifer L. Herron has been appointed to the Board as an independent director, effective June 28, 2022. With this appointment, the Board increases the number of directors constituting the whole Board from eight to nine.

“With more than 25 years developing and refining her therapeutics commercial expertise, Jennifer is uniquely positioned to add immediate value to our TAVNEOS® (avacopan) commercial efforts,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “Jennifer’s values closely align with our organization, and we are confident this addition benefits patients, caregivers, and shareholders alike as we continue to grow and bring TAVNEOS to appropriate patients in need.”

Ms. Herron serves as Senior Vice President and Chief Commercial Officer of ADC Therapeutics, which she joined in November 2019 to build its commercial organization and launch its first marketed product. Before ADC Therapeutics, she was Executive Vice President and Chief Commercial Officer at Immunogen and President and Executive Vice President, Global Commercial, at MorphoSys US. In 2016 and 2017, Ms. Herron led the Commercial organization at Ariad Pharmaceuticals as Executive Vice President and Chief Commercial Officer and prepared the organization to launch its second commercial product. Earlier in her career, she held commercial leadership roles of increasing responsibility with Bristol-Myers Squibb, Novartis Oncology, and SmithKline Beecham Oncology (GlaxoSmithKline).

Ms. Herron holds an MBA from Georgetown University and a BA in Biology and Economics from Lehigh University.

“TAVNEOS is truly a unique medicine with potential to improve the lives of many patients that have been underserved for far too long,” said Ms. Herron. “I look forward to bringing my experience to ChemoCentryx, supplementing an already strong team with growing expertise in drug discovery, development, and commercial execution.”

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company commercializing and developing new medications for inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally administered therapies. In the United States, ChemoCentryx markets TAVNEOS® (avacopan), the first approved orally administered inhibitor of the complement 5a receptor as an adjunctive treatment for adult patients with severe active ANCA-associated vasculitis. TAVNEOS is also in late-stage clinical development for the treatment of severe hidradenitis suppurativa (HS) and C3 glomerulopathy (C3G).

ChemoCentryx is also developing CCX559, a highly potent orally administered small molecule PD-L1 checkpoint inhibitor, for the treatment of patients with solid tumors. A Phase I dose escalation study for CCX559 is ongoing and ChemoCentryx plans to advance to a Phase Ib/II study in the second half of 2022.

Additionally, ChemoCentryx has early-stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer. For more information about the Company visit www.chemocentryx.com.

TAVNEOS® is a registered trademark of ChemoCentryx, Inc. For more information, please see the Full Prescribing Information and Medication Guide, available at TAVNEOS.com.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, whether the Company’s drug candidates will be shown to be safe and effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 1, 2022, and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Investors:

Bill Slattery, Jr.

Vice President, Investor Relations

& Corporate Communications

650.210.2970

bslattery@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com